As filed with the Securities and Exchange Commission on March 28, 2014
Registration No.  333-191853

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VENAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado	84-1553387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1585 South Perry Street
Castle Rock, Colorado 80104
(303) 794-2000
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey G. McGonegal
Chief Financial Officer
1585 South Perry Street
Castle Rock, Colorado 80104
(303) 794-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Mary J. Mullany, Esquire
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
(215) 864-8631

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) of the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-191853) is being filed solely to include Exhibits 5.1 and  23.2 to the Registration Statement.

Item 16. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into this registration statement:

Number	Identification of Exhibit

5.1*	Opinion of Ballard Spahr LLP

23.2*	Consent of Ballard Spahr LLP (Included in Exhibit 5.1)

24.1**	Power of Attorney

*	Filed herewith.

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Castle Rock, State of Colorado on the 28th day of March, 2014.

Venaxis, Inc.

By:	/s/ Stephen T. Lundy
Stephen T. Lundy
President and Chief Executive Officer (principal executive officer)

By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

	/s/ Stephen T. Lundy	President, Chief Executive Officer	March 28, 2014
	Stephen T. Lundy	and Director (principal executive officer)
	/s/ Jeffrey G. McGonegal	Chief Financial Officer (principal financial	March 28, 2014
	Jeffrey G. McGonegal	officer and principal accounting officer)
	*	Non-Executive Chair	March 28, 2014
Gail S. Schoettler
	*	Director	March 28, 2014
Susan A. Evans
	*	Director	March 28, 2014
Daryl J. Faulkner
	*	Director	March 28, 2014
John H. Landon
	*	Director	March 28, 2014
David E. Welch
	*	Director	March 28, 2014
Stephen A. Williams

*By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Attorney-in-fact